Exhibit 10.3

May 20, 2016

Craig T. Bouchard
15301 Ventura Boulevard
Suite 400
Sherman Oaks, CA 91403

Dear Craig:

I am writing on behalf of the Compensation Committee of the Board of Directors (“Board”) of Real Industry, Inc. (the “Company”) to confirm that the implementation of the Real Industry, Inc. Management Continuity Plan for Senior Officers (“Continuity Plan”) will not affect certain provisions of your employment arrangements with the Company although such employment agreement will be terminated with your consent in connection with the adoption and implementation of the Continuity Plan.  Specifically, you will continue to devote substantially all of your business time, attention, knowledge and skills faithfully, diligently and to the best of your ability, in furtherance of the business and activities of the Company; provided, however, that nothing shall preclude you from devoting reasonable periods of time required for:

(i)

serving as a director of up to two (2) organizations or corporations that do not, in the good faith determination of the Board, compete with the Company or otherwise create, or could create, in the good faith determination of the Board, a conflict of interest with the business of the Company;

(ii)	managing those business activities identified on Exhibit A attached hereto;
(iii)	delivering lectures, fulfilling speaking engagements, and any writing or publication relating to your area of expertise;
(iv)	engaging in professional organization and program activities;
(v)	managing your personal passive investments and affairs;
(vi)	participating in charitable or community affairs; and
(vii)	such other activities as may be approved in writing by the Board;

provided, however, that such activities do not materially, individually or in the aggregate, interfere with or detract you from the due performance of your duties and responsibilities as Chairman and Chief Executive Officer of the Company or create a conflict of interest with the business of the Company, as determined in good faith by the Board. Notwithstanding the foregoing, during your employment with the Company, you shall not engage in any other employment or activity that might interfere with or be in competition with the interests of the Company.

Craig T. Bouchard

May 20, 2016

Very truly yours,

/s/ Peter C.B. Bynoe.
Peter C.B. Bynoe
Chairman, Compensation Committee of the
Board of Directors of Real Industry, Inc.

AGREED AND ACCEPTED as of this 20th day of May, 2016

/s/ Craig T. Bouchard
Craig T. Bouchard

Craig T. Bouchard

May 20, 2016

EXHIBIT A

•Chairman and Chief Executive Officer of Cambelle-Inland, LLC, an entity created in 2013 through which Mr. Bouchard manages certain investment activities in China

•Leadership Board of the Department of Athletics, Duke University